EXHIBIT 99.3

KREISLER MANUFACTURING CORPORATION

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Purpose

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) is to provide assistance to the Board of Directors of KREISLER MANUFACTURING CORPORATION (the “Company”)

(1)	To identify, screen and recommend qualified candidates to serve as directors of the Company and to recommend to the Board the director nominees for the next annual meeting of shareholders;

(2)	To develop and recommend to the Board corporate governance guidelines applicable to the Company;

(3)	To advise the Board, on an annual basis, on the structure and membership of committees of the Board;

(4)	To develop and periodically monitor/update the Company’s corporate governance principles and policies; and

(5)	To lead the Board in its annual review of the Board’s performance.

The Committee is also responsible for producing a report to enable the Company to make the required disclosures in the Company’s proxy statement, in accordance with applicable rules and regulations, regarding the nominations process and the work of this Committee.

Charter

The scope of the Committee’s responsibilities and how it carries out those responsibilities, including structure, processes and membership requirements shall be set forth in this charter, which has been adopted and approved by the Board and may be amended by the Board from time to time. The Committee shall review and reassess the adequacy of the charter and evaluate the Committee’s performance and make any recommendations to the Board on an annual basis.

Committee Membership

The Committee shall consist of at least three directors. All members of the Committee must qualify as independent directors (“Independent Directors”) under the listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”), subject to any exceptions contained in such listing standards.

The Committee shall report to the Board. Committee members shall be elected by the Board at the annual organizational meeting of the Board, members shall serve for a term of one year or until their successors shall be duly elected and qualified. No member of the Committee shall be removed except by majority vote of the full Board. The Board shall have the authority to fill vacancies or add additional members to the Committee. A member shall promptly notify the Committee and the Board if the member is no longer an Independent Director and such member shall be removed from the Committee unless the Board determines that an exception to the Independent Director requirement is available under the NASDAQ rules with respect to such member’s continued membership on the Committee. The Committee’s Chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a Chairperson by majority vote of the full Committee.

The Committee may form and delegate to subcommittees or members when appropriate.

Meetings

The Committee shall fix its own rules of procedure, which shall be consistent with the Bylaws of the Company and this Charter. The Chairperson of the Committee will preside at each meeting and, in consultation with the other member(s) of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The Chairperson of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting. A majority of the members of the Committee shall constitute a quorum. All matters to be decided by the Committee shall be decided by the affirmative vote of a majority of the members present in person at a duly called meeting of the Committee. The Secretary of the Company shall keep minutes of each Committee meeting, which shall be filed by the Secretary of the Company with the records of the Company.

The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee and/or provide such pertinent information as the Committee requests, except that no director of the Company shall participate in discussions or attend any portion of a meeting of the Committee at which that director’s nomination or committee selection is being discussed.

The Committee, and each member of the Committee in his or her capacity as such, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of the Company whom such member believes to be reliable and competent in the matters presented, and/or (ii) counsel, public accountants or other persons as to matters which the member believes to be within the professional competence of such person.

Committee Responsibilities and Authority

1. The Committee shall review the composition, size and operation of the Company’s Board and each committee of the Board.

2. The Committee shall review the performance of the incumbent directors.

3. The Committee shall have the responsibility to develop and recommend criteria for the selection of new directors to the Board, including, but not limited to diversity, age, skills, experience, conflicts of interest, time availability (including the number of other boards he or she sits on in the context of the needs of the Board and the Company) and such criteria as the Committee shall determine to be relevant at the time. The Committee shall have the power to apply such criteria in connection with the identification of individuals to be Board members, as well as to apply the standards for independence imposed by the Company’s listing agreement with NASDAQ and all applicable federal laws in connection with such identification process. The Committee shall have the authority to conduct background and qualifications checks of persons it wishes to recommend to the Board as candidates or to fill vacancies.

4. When vacancies occur or otherwise at the direction of the Board, the Committee shall actively seek individuals whom the Committee determines meet such criteria and standards for recommendation to the Board.

5. The Committee shall recommend to the Board, on an annual basis, nominees for election as directors for the next annual meeting of shareholders.

6. The Committee shall consider questions and make recommendations to the Board regarding determinations of independence of the members of the Board.

7. The Committee shall establish policies regarding the consideration of director candidates recommended by shareholders.

8. The Committee shall establish procedures to be followed by shareholders in submitting recommendations for director candidates.

9. The Committee shall review the membership of each committee of the Board and recommend committee assignments to the Board, including rotation, reassignment or removal of any committee member on at least an annual basis.

10. The Committee shall have the authority to retain and terminate any search firm to be used to identify director candidates and shall have authority to approve the search firm’s fees and other retention terms, at the Company’s expense. The Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

11. The Committee shall recommend to the Board policies to enhance the Board’s effectiveness, including with respect to the distribution of information to Board members, the size and composition of the Board, and the frequency and structure of Board meetings.

12. The Committee shall develop and review periodically, and at least annually, the corporate governance policies of the Company to ensure that they are appropriate for the Company and that policies of the Company comply with applicable laws, regulations and listing standards, and recommend any changes to the Board.

13. The Committee shall periodically (and at least once annually) review and make recommendations with respect to the Company’s code of ethics.

14. The Committee shall consider any other corporate governance issues that arise from time to time, and recommend appropriate actions to the Board.

15. The Committee shall oversee new director orientation to the Company and its business and continuing education programs for directors. The new director orientation may include background material, meetings with senior management, and visits to Company facilities.

16. The Committee shall oversee performance evaluations of the Board and its committees.

17. The Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

18. The Committee shall make regular reports to the Board.

19. The Committee shall perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems appropriate.

20. The Committee may conduct or authorize investigations into or studies of matters within the scope of the Committee’s duties and responsibilities, and may retain, at the Company’s expense, such experts and other professionals as it deems necessary.